FOR IMMEDIATE RELEASE                                         Contact:                  Gabriela Segura
April 18, 2011                                                                                                      Manager, Media Relations
713-753-8694
gabriela.segura@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Announces Executive Appointments

HOUSTON – KBR (NYSE: KBR) today announced the executive appointments of Roy Oelking, Dennis Calton and John Rose within its leadership organization.
Roy Oelking has been appointed Group President, KBR Hydrocarbons responsible for the company’s four hydrocarbon business units: Downstream, Gas Monetization, Oil & Gas, and Technology. Prior to being appointed as Group President, Oelking served as President, KBR Oil & Gas. He joined KBR in 2008 and previously served in various leadership capacities with Worley Parsons and J. Ray McDermott.

Dennis Calton has been appointed President, KBR Oil & Gas, responsible for the strategic oversight of one of KBR’s four Hydrocarbons business units. Prior to being appointed President, Oil & Gas, Calton served as Executive Vice President, KBR Operations. He joined KBR in 1975 and has served in many important capacities with wide-ranging experiences include working offshore, managing the company’s Singapore office and overseeing KBR resource centers and project management oversight activities.

In anticipation of his retirement in June 2012, John Rose will assume the role of Executive Vice President, KBR Operations. In his new capacity, John will examine how KBR’s resource centers can more effectively serve KBR’s business units in their pursuit and execution of work. Rose most recently served as Group President, KBR Hydrocarbons. His tenure with KBR spans more than 40 years having served in various leadership positions within the company.

"Roy, Dennis and John have been instrumental to the success of KBR throughout their years of service,” said William P. Utt, KBR Chairman, President and CEO. “I am confident that under their leadership and vision in these newly appointed roles, KBR’s Hydrocarbons and Operations groups will continue expanding their global footprint and building upon KBR’s current success."
 KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, government services, minerals, civil infrastructure, power and industrial markets.  For more information, visit www.kbr.com.